UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Inhibikase Therapeutics, Inc.

(Name of Registrant as Specified In Its Charter)

Not applicable.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INHIBIKASE THERAPEUTICS, INC.

1000 N. West Street, Suite 1200

Wilmington, DE 19801

(302) 295-3800

SUPPLEMENT

TO THE

PROXY STATEMENT

FOR

THE 2025 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 27, 2025, at 4:00 p.m., Eastern Time

The date of this Supplement is June 12, 2025

This supplement (the “Supplement”) amends and supplements the definitive proxy statement on Schedule 14A (the “Proxy Statement”) filed by Inhibikase Therapeutics, Inc. (the “Company”) with the U.S. Securities and Exchange Commission (the “SEC”) on May 12, 2025, in connection with the Company’s 2025 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 27, 2025 at 4:00 p.m. Eastern Time.

The purpose of this Supplement is solely to make immaterial updates to clarify disclosure in the Proxy Statement regarding the proposed amendment to the Company’s 2020 Equity Incentive Plan.

The changes to the existing disclosure in the Proxy Statement are set forth below by adding the bold underlined text. Other than as set forth below, no changes have been made to the Proxy Statement and it continues to be in full force and effect as originally filed with the SEC and the Company continues to seek the vote of Company stockholders on each of the proposals to be voted on at the Annual Meeting as recommended by the Company’s Board of Directors in the original filing. From and after the date of this Supplement, any references to the “Proxy Statement” are to the Proxy Statement as amended and supplemented by this Supplement. To the extent that the information set forth herein differs from or updates information contained in the Proxy Statement, the information set forth herein shall supersede or supplement the information in the Proxy Statement. Defined terms used but not defined herein have the meanings set forth in the Proxy Statement and all page references are to pages in the Proxy Statement. The Company makes the following amended and supplemental disclosures:

1.	Certain disclosure on pages 11-12 of the Proxy Statement is hereby amended and restated to read as follows:

History of the Current Plan

On July 21, 2020, the Board of Directors and our stockholders approved the Current Plan. The Current Plan became effective immediately prior to the closing of the Company’s December 2020 initial public offering. The Current Plan provides for the granting of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock or restricted stock units to any of its employees, directors, consultants and other service providers or those of its affiliates. The Board of Directors has designated the compensation committee to administer the Current Plan and to determine the vesting conditions for awards. The Board of Directors is not authorized to reprice outstanding options or stock appreciation rights without stockholder consent. On February 13, 2025, upon recommendation by the Compensation Committee, the Board of Directors approved an increase to the maximum total grant date fair value of awards granted under the Current Plan to individuals in their capacity as non-employee directors to $750,000 in any single calendar year.

In addition, any amendments to increase the total number of shares reserved for issuance under the Current Plan or modification of the classes of participants eligible to awards requires ratification by the stockholders. Subject to certain adjustments, the maximum number of shares of common stock that may be issued under the Current Plan in connection with awards is limited to 31,417,517 shares. On April 10, 2025, the Board of Directors approved and adopted the Plan Amendment, subject to stockholder approval at the Annual Meeting, to include an automatic “evergreen” provision to the Current Plan and to extend the term of such plan.

Following the effectiveness of the Current Plan, we ceased making grants under our 2011 Equity Incentive Plan (the “2011 Plan”). However, the 2011 Plan continues to govern the terms and conditions of the outstanding awards granted under the 2011 Plan. Shares of common stock subject to awards granted under the 2011 Plan that cease to be subject to such awards by forfeiture or otherwise after the effective date of the Current Plan will become available for issuance under the Current Plan or, if approved, the Amended Plan.

2.

Page 15 of the Proxy Statement is hereby amended and restated to insert the following as a new paragraph under the section titled “Summary of the Amended Plan,” in the fourth paragraph following the subsection titled “Shares of Stock Available for Issuance.”

The maximum total grant date fair value of awards granted under the Amended Plan to individuals in their capacity as non-employee directors may not exceed $750,000 in any single calendar year. The Board of Directors approved an increase of such limit from $250,000 to $750,000 on February 13, 2025, upon recommendation by the Compensation Committee.

INHIBIKASE THERAPEUTICS, INC.

1000 N. West Street, Suite 1200

Wilmington, DE 19801

(302) 295-3800

NOTICE OF THE 2025 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 27, 2025, at 4:00 p.m., Eastern Time

VOTING MATTERS

This Supplement to the Proxy Statement does not change the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement.

You are urged to read the Proxy Statement and this Supplement carefully in deciding how to vote. As a stockholder, your vote is very important, and the Board of Directors encourages you to exercise your right to vote whether or not you plan to attend the Annual Meeting. If you have already voted by Internet, telephone or by mail, you do not need to take any action unless you wish to change your vote. Proxy voting instructions already returned by stockholders (via Internet, telephone or mail) will remain valid and will be voted at the Annual Meeting unless revoked.

By order of the Board of Directors
Inhibikase Therapeutics, Inc.

/s/ Mark Iwicki
Mark Iwicki Chief Executive Officer

Wilmington, Delaware
June 12, 2025